Exhibit 99.1

Magnite Successfully Completes Second Term Loan Repricing

Reduces Interest Rate by an Additional 75 Basis Points

Over $2.7 Million in Yearly Interest Payment Savings

NEW YORK, New York – March 18, 2025 – Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising company, today announced the second successful repricing of its $363 million senior secured term loan facility (Term Loan) due February 2031.

The repricing reduces the interest rate by 75 basis points to Term SOFR + 3.00% from the previous rate of Term SOFR + 3.75% and will result in yearly interest savings of over $2.7 million. The interest rate improvement represents a cumulative reduction of 200 basis points compared to the rate prior to the refinancing of the Term Loan in February of 2024. There are no changes to the maturity of the Term Loan following this repricing, and all other terms are substantially unchanged.

About Magnite

We’re Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising company. Publishers use our technology to monetize their content across all screens and formats including CTV, online video, display, and audio. The world’s leading agencies and brands trust our platform to access brand-safe, high-quality ad inventory and execute billions of advertising transactions each month. Anchored in bustling New York City, sunny Los Angeles, mile high Denver, historic London, colorful Singapore, and down under in Sydney, Magnite has offices across North America, EMEA, LATAM, and APAC.

Investor Relations Contact

Nick Kormeluk

(949) 500-0003

nkormeluk@magnite.com

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